Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

April 25, 2012

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolitt@generaldynamics.com

General Dynamics Reports First-Quarter 2012 Results

•	Management affirms full-year earnings guidance
•	Aerospace group revenues grow 20 percent

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2012 net earnings of $564 million, or $1.57 per share on a fully diluted basis, compared with 2011 first-quarter net earnings of $618 million, or $1.64 per share fully diluted. First-quarter 2012 revenues were $7.6 billion.

Margins

Company-wide operating margins for the first quarter of 2012 were 11.3 percent, compared to 11.9 percent in first-quarter 2011. Marine Systems margins improved 150 basis points compared to first-quarter 2011 due to improved performance on auxiliary shipbuilding programs. Combat Systems’ operating earnings and margins were negatively impacted in the quarter by $67 million in non-cash out-of-period accounting adjustments in its European operations. These adjustments reduced the company’s fully diluted earnings per share by $0.13 in the quarter.

Cash

Net cash provided by operating activities in the quarter totaled $414 million. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $324 million in first-quarter 2012. In comparison, for the first quarter of 2011, net cash provided by operating activities was $328 million, and free cash flow from operations was $267 million.

Backlog

Funded backlog at the end of first-quarter 2012 was $46.3 billion, and total backlog was $55.2 billion. Significant awards received in the quarter include construction contracts for two new surface ships, a DDG 51-class destroyer and a third Mobile Landing Platform (MLP) auxiliary ship. Healthy demand for Gulfstream aircraft continued in the quarter with particularly strong interest among North American customers.

– more –

In addition to total backlog, estimated potential contract value was $26.9 billion, representing management’s estimate of value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options.

“General Dynamics’ first-quarter performance reflects continued growth in our Aerospace segment as well as the challenges presented by today’s dynamic U.S. federal procurement environment. We are continuing to see slower-than-anticipated award activity, particularly relating to our IS&T programs with validated requirements and approved funding,” said Jay L. Johnson, chairman and chief executive officer. “We remain focused on effectively executing existing programs, securing work associated with delayed awards and capturing new opportunities.

“Given our performance in the quarter and our current outlook for the remainder of the year, we expect full-year earnings per share to be in the $7.10 to $7.20 range,” Johnson said.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 93,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

– more –

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call, scheduled for 9 a.m. EDT on Wednesday, April 25, 2012. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. EDT on April 25 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 888-286-8010 (international: 617-801-6888); passcode 84872093. The phone replay will be available from 12 p.m. April 25 through May 2, 2012.

– more –

EXHIBIT A

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2011	2012	$	%
Revenues	$7,798	$7,579	$(219)	(2.8)%
Operating costs and expenses	6,869	6,719	150

Operating earnings	929	860	(69)	(7.4)%
Interest, net	(34)	(39)	(5)
Other, net	1	—	(1)

Earnings before income taxes	896	821	(75)	(8.4)%
Provision for income taxes	278	257	21

Net earnings	$618	$564	$(54)	(8.7)%

Earnings per share - basic	$1.66	$1.58	$(0.08)	(4.8)%

Basic weighted average shares outstanding (in millions)	372.7	357.0

Earnings per share - diluted	$1.64	$1.57	$(0.07)	(4.3)%

Diluted weighted average shares outstanding (in millions)	376.4	359.4

– more –

EXHIBIT B

REVENUES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter		Variance
	2011	2012	$	%
Revenues:
Aerospace	$1,353	$1,623	$270	20.0%
Combat Systems	1,955	1,911	(44)	(2.3)%
Marine Systems	1,676	1,605	(71)	(4.2)%
Information Systems and Technology	2,814	2,440	(374)	(13.3)%

Total	$7,798	$7,579	$(219)	(2.8)%

Operating earnings:
Aerospace	$230	$271	$41	17.8%
Combat Systems	277	203	(74)	(26.7)%
Marine Systems	167	185	18	10.8%
Information Systems and Technology	276	218	(58)	(21.0)%
Corporate	(21)	(17)	4	19.0%

Total	$929	$860	$(69)	(7.4)%

Operating margins:
Aerospace	17.0%	16.7%
Combat Systems	14.2%	10.6%
Marine Systems	10.0%	11.5%
Information Systems and Technology	9.8%	8.9%
Total	11.9%	11.3%

– more –

EXHIBIT C

PRELIMINARY CONSOLIDATED BALANCE SHEETS

DOLLARS IN MILLIONS

		(Unaudited)
	December 31, 2011	April 1, 2012
ASSETS
Current assets:
Cash and equivalents	$2,649	$2,632
Accounts receivable	4,452	4,686
Contracts in process	5,168	4,929
Inventories	2,310	2,444
Other current assets	789	819

Total current assets	15,368	15,510

Noncurrent assets:
Property, plant and equipment, net	3,284	3,290
Intangible assets, net	1,813	1,783
Goodwill	13,576	13,759
Other assets	842	967

Total noncurrent assets	19,515	19,799

Total assets	$34,883	$35,309

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$23	$3
Accounts payable	2,895	2,509
Customer advances and deposits	5,011	5,299
Other current liabilities	3,216	3,142

Total current liabilities	11,145	10,953

Noncurrent liabilities:
Long-term debt	3,907	3,905
Other liabilities	6,599	6,597

Total noncurrent liabilities	10,506	10,502

Shareholders’ equity:
Common stock	482	482
Surplus	1,888	1,897
Retained earnings	18,917	19,297
Treasury stock	(5,743)	(5,710)
Accumulated other comprehensive loss	(2,312)	(2,112)

Total shareholders’ equity	13,232	13,854

Total liabilities and shareholders’ equity	$34,883	$35,309

– more –

EXHIBIT D

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

DOLLARS IN MILLIONS

	Three Months Ended
	April 3, 2011	April 1, 2012
Cash flows from operating activities:
Net earnings	$618	$564
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	85	97
Amortization of intangible assets	58	57
Stock-based compensation expense	32	35
Excess tax benefit from stock-based compensation	(15)	(21)
Deferred income tax provision	19	3
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	(389)	(233)
Contracts in process	(14)	162
Inventories	(154)	(114)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	(226)	(387)
Customer advances and deposits	198	205
Income taxes payable	215	188
Other current liabilities	(120)	(269)
Other, net	21	127

Net cash provided by operating activities	328	414

Cash flows from investing activities:
Purchases of held-to-maturity securities	(78)	(126)
Capital expenditures	(61)	(90)
Purchases of available-for-sale securities	(174)	(65)
Business acquisitions, net of cash acquired	—	(26)
Maturities of held-to-maturity securities	116	3
Other, net	59	40

Net cash used by investing activities	(138)	(264)

Cash flows from financing activities:
Dividends paid	(157)	(169)
Proceeds from option exercises	138	78
Purchases of common stock	(314)	(76)
Other, net	15	1

Net cash used by financing activities	(318)	(166)

Net cash used by discontinued operations	(1)	(1)

Net decrease in cash and equivalents	(129)	(17)
Cash and equivalents at beginning of period	2,613	2,649

Cash and equivalents at end of period	$2,484	$2,632

– more –

EXHIBIT E

PRELIMINARY FINANCIAL INFORMATION (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	First Quarter 2011	First Quarter 2012
Non-GAAP Financial Measures:
Free cash flow from operations:
Net cash provided by operating activities	$328	$414
Capital expenditures	(61)	(90)

Free cash flow from operations (A)	$267	$324

Return on invested capital:
Earnings from continuing operations	$2,647	$2,498
After-tax interest expense	108	110
After-tax amortization expense	156	163

Net operating profit after taxes	2,911	2,771
Average debt and equity	16,746	17,372

Return on invested capital (B)	17.4%	16.0%

Other Financial Information:
Return on equity (C)	19.9%	18.2%
Debt-to-equity (D)	23.1%	28.2%
Debt-to-capital (E)	18.8%	22.0%
Book value per share (F)	$37.30	$38.44
Total taxes paid	$55	$82
Company-sponsored research and development (G)	$115	$152
Employment	89,800	92,900
Sales per employee (H)	$360,200	$352,200
Shares outstanding	372,000,435	360,399,149

(A)	We believe free cash flow from operations is a measurement that is useful to investors because it portrays our ability to generate cash from our core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.
(B)	We believe return on invested capital (ROIC) is a measurement that is useful to investors because it reflects our ability to generate returns from the capital we have deployed in our operations. We use ROIC to evaluate investment decisions and as a performance measure in evaluating management. We define ROIC as net operating profit after taxes for the latest 12-month period divided by the sum of the average debt and shareholders’ equity for the same period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. The most directly comparable GAAP measure to net operating profit after taxes is earnings from continuing operations.
(C)	Return on equity is calculated by dividing earnings from continuing operations for the latest 12-month period by our average equity during that period.
(D)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.
(E)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.
(F)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.
(G)	Includes independent research and development and bid and proposal costs and Gulfstream product-development costs.
(H)	Sales per employee is calculated by dividing revenues for the latest 12-month period by our average number of employees during that period.

– more –

EXHIBIT F

BACKLOG (UNAUDITED)

DOLLARS IN MILLIONS

First Quarter 2012	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Potential Contract Value
Aerospace	$16,718	$266	$16,984	$—	$16,984
Combat Systems	9,623	1,042	10,665	3,473	14,138
Marine Systems	12,261	5,754	18,015	1,199	19,214
Information Systems and Technology	7,649	1,913	9,562	22,256	31,818

Total	$46,251	$8,975	$55,226	$26,928	$82,154

Fourth Quarter 2011
Aerospace	$17,618	$289	$17,907	$—	$17,907
Combat Systems	10,283	1,137	11,420	3,453	14,873
Marine Systems	9,364	9,140	18,504	2,163	20,667
Information Systems and Technology	7,434	2,145	9,579	22,384	31,963

Total	$44,699	$12,711	$57,410	$28,000	$85,410

First Quarter 2011
Aerospace	$17,499	$361	$17,860	$—	$17,860
Combat Systems	10,289	1,092	11,381	4,925	16,306
Marine Systems	8,113	10,540	18,653	549	19,202
Information Systems and Technology	7,958	1,724	9,682	15,119	24,801

Total	$43,859	$13,717	$57,576	$20,593	$78,169

*	The estimated potential contract value represents management’s estimate of our future contract value under unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers, as applicable. Because the value in the unfunded IDIQ arrangements is subject to the customer’s future exercise of an indeterminate quantity of orders, we recognize these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the option and establishes a firm order.

– more –

EXHIBIT G

FIRST QUARTER 2012 SIGNIFICANT ORDERS (UNAUDITED)

DOLLARS IN MILLIONS

We received the following significant contract orders during the first quarter of 2012:

Combat Systems

•	$130 from the U.K. Ministry of Defence for the production of 100 Ocelot light patrol vehicles.

•	$40 from the U.S. Army for the production of 258 Stryker Mine Rollers.

•	$35 from the Army for munitions demilitarization.

Marine Systems

•	$665 from the U.S. Navy for construction of a second DDG-51 destroyer under the destroyer construction continuation program.

•	$360 from the Navy for construction of the third Mobile Landing Platform (MLP) auxiliary support ship.

Information Systems and Technology

•	$155 for combat and seaframe control systems on two Navy Littoral Combat Ships (LCS); options remain for six additional shipsets of equipment.

•	$80 from the U.S. Department of Education to assist in the implementation and operation of the Federal Student Aid Information Center.

•	$75 from the U.S. Air Force for networking and computing products and support under the Network-Centric Solutions (NETCENTS) program.

•	$70 from the Canadian government to provide engineering and support services.

•	An award from the U.S. Department of Energy to provide cybersecurity and cloud-computing support services. The program has a maximum potential value of $140 over four years.

– more –

EXHIBIT H

AEROSPACE SUPPLEMENTAL DATA (UNAUDITED)

	First Quarter
	2011	2012
Gulfstream Green Deliveries (units):
Large aircraft	20	26
Mid-size aircraft	4	2

Total	24	28

Gulfstream Outfitted Deliveries (units):
Large aircraft	19	17
Mid-size aircraft	5	2

Total	24	19

Pre-owned Deliveries (units):	—	—

###